UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2008

INTERPHASE CORPORATION
 (Exact name of registrant as specified in its charter)

Texas	0-13071	75-1549797
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 North Dallas Parkway, Suite 200, Plano, Texas	75093
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 654-5000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

On December 19, 2008, Interphase Corporation entered into a loan agreement with Texas Capital Bank N.A., to establish a credit facility of $5.0 million with a maturity date of December 19, 2013. The applicable interest rate on any outstanding balances under the credit facility will be based on LIBOR with the applicable margin rate of 1.0%, if LIBOR is greater than 2.5%, otherwise the applicable margin rate will be 1.5%. The unused portion of the credit facility will be subject to an unused facility fee ranging from .25% to .75% depending on total deposits of Interphase at Texas Capital Bank. The loan agreement does not contain any financial covenants and as of the date of this report, there were no borrowings or letters of credit outstanding under the credit facility. A complete copy of the loan agreement is attached as an exhibit to this 8-k.

In connection with the creation of the new loan agreement with Texas Capital Bank described above, on December 23, 2008, Interphase terminated its then-existing note and credit agreement with Comerica Bank N.A., dated July 25, 2003, and as amended from time to time. The note and credit agreement terminated was a $5.0 million credit facility with a current maturity date of July 31, 2010. The applicable interest rate on all outstanding balances was based on LIBOR plus a margin rate of 1.5%. All outstanding balances and applicable interest has been repaid under terms of the note and credit agreement. There were no termination penalties incurred with this termination.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1 — Loan Agreement with Texas Capital Bank N.A.
Exhibit 10.2 — Promissory Note with Texas Capital Bank N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interphase Corporation

Date: December 24, 2008	By:	/s/ Thomas N. Tipton Jr.

Title: Chief Financial Officer,
Vice President of Finance and Treasurer

EXHIBIT INDEX

Exhibit 10.1 Loan Agreement with Texas Capital Bank N.A.

Exhibit 10.2 Promissory Note with Texas Capital Bank N.A.